As filed with the Securities and Exchange Commission on September 27, 1996

                        Registration No. 333-___________________________

                   Securities and Exchange Commission
                         Washington, D.C. 20549

                                Form S-3
                      Registration Statement Under
                       The Securities Act of 1933


                          LUNN INDUSTRIES, INC.
         (Exact name of Registrant as specified in its charter)


             Delaware                                   11-1581582
(State or other jurisdiction of(I.R.S. Employer
 incorporation or organization)                          Identification No.)

1 Garvies Point Road, Glen Cove, New York               11542-2828
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code:     (516)  671-9000

                            Lawrence Schwartz
                          Lunn Industries, Inc.
                          1 Garvies Point Road
                        Glen Cove, New York 11542
         (Name, address, including Zip Code and telephone number
                including area code of agent for service)

                             With a Copy to:

                         Lawrence A. Muenz, Esq.
                          Muenz & Meritz, P.C.
                           Three Hughes Place
                        Dix Hills, New York 11746

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]


                     Calculation of Registration Fee

Title of each                       Proposed         Proposed
class of                            maximum          maximum        Amount of
securities to        Amount to be   offering price   aggregate      registration
be registered        registered     per unit         offering price fee
_______________________________________________________________________________

Common Stock        6,017,666      $1.0625 (1)       $6,393,770      $2,205
Directors' Warrants  50,000         $1.50 (2)         $   75,000      $   26
Directors' Warrants  30,000         $4.37 (2)         $  131,100      $   45
Selling Agents'
Warrants             884,163        $.40 (2)          $  353,665      $  122
Lenders Warrants     112,500        $.50 (2)          $   56,250      $   19
Lenders Warrants     500,000        $.84 (2)          $  420,000      $  145
Miscellaneous
Warrants             20,000         $.50 (2)          $   10,000      $    3
Convertible Note     1,145,000      $.40 (2)          $  458,000      $  158
      ------
Total Registration Fee                                                $2,723
____________________________________________

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the regulations promulgated under Securities Act of 1933 and based upon the average of the high and low sale prices of Common Stock as reported by the Nasdaq SmallCap Market on September 25, 1996.
(2) Price calculated in accordance with Rule 457(g) of the regulations promulgated under Securities Act of 1933

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN OR CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



     8,759,329 shares
     Common Stock


                           LUNN INDUSTRIES, INC.

                                                  Date:     September 27, 1996
                ___________________________________________

                                                            Page
    ----
Available Information ...................................     3
Documents Incorporated by Reference......................     3
The Company..............................................     5
Prospectus Summary.......................................     5
Use of Proceeds..........................................    10
Capitalization...........................................    10
Risk Factors.............................................     6
Selling Shareholders.....................................    12
Manner of Distribution...................................    13
Description of Securities................................    14
Experts..................................................    17
Legal Matters............................................    17

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           LUNN INDUSTRIES, INC.

                     6,017,666 SHARES OF COMMON STOCK
                    OFFERED BY THE SELLING SHAREHOLDERS

                     1,596,663 SHARES OF COMMON STOCK
        ISSUABLE UPON THE EXERCISE OF CERTAIN OUTSTANDING WARRANTS

                    1,145,000 SHARES OF COMMON STOCK
             ISSUABLE UNDER THE TERMS OF A CONVERTIBLE NOTE

This Prospectus ("Prospectus") relates to 6,017,666 shares (such shares referred to herein as the "Shareholder Securities") of Common Stock, par value $.01 per share ("Common Stock" or "Shares") of Lunn Industries, Inc., a Delaware corporation (the "Company") offered by the Shareholders of the Company named under "Selling Shareholders" (the "Selling Shareholders"). The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. This Prospectus also relates to the sale by the Company of 1,596,663 shares of Common Stock issuable upon the exercise of certain outstanding warrants issued by the Company and to the sale by the Company of 1,145,000 shares of Common Stock issuable under the terms of a convertible note. [See "Description of Securities."] On September 25, 1996, the mean price per share of the Common Stock on the supplemental market system, for small cap issues as reported by the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") was $1.0625. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. [See "Selling Shareholders" and "Manner of Distribution"]

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the Shares being offered by the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

For a discussion of the material risks that may be involved in investing in the Shares, see "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is September 27, 1996

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files Annual, Quarterly and Current Reports (on Forms 10-KSB, 10-QSB and 8-K, respectively), proxy statements utilized in the solicitation of votes of shareholders as well as other information. Information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional office at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference section of the Commission, Washington, D.C. at prescribed rates.

     The Prospectus constitutes a part of a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") filed with the Commission under the Securities Act relating to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to such copy of such contract or other document filed as an exhibit and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the fees prescribed by the Commission.


                    DOCUMENTS INCORPORATED BY REFERENCE

     In accordance with the requirements of the Exchange Act, the Company periodically files certain reports and other information with the Commission. The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

     2. The Company's Quarterly Report on Form 10-QSB/A Amendment 1 for the fiscal quarter ended March 31, 1996;

     3. The Company's Definitive Proxy Statement dated August 28, 1995 in connection with the solicitation of proxies for the annual meeting of the Company's shareholders held on September 29, 1995;

     5.   The Company's Report on Form 10-C dated April 3, 1996.

     6. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996;

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 of 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Such requests should be addressed to Lunn Industries, Inc.,1 Garvies Point Road, Glen Cove, New York 11542, Attention:
Lawrence Schwartz, Vice President, (516) 671-9000.

                                THE COMPANY

     The Company is a corporation organized under the laws of the State of Delaware in 1948. The Company has two primary operating divisions, Lunn Composites and Alcore, Inc. ("Alcore"), a wholly owned subsidiary. Lunn Composites manufactures a variety of complex composite structures made from fiber glass, graphite, Kevlar and other fabric materials impregnated with polyester, epoxy and other resins, as well as a wide variety of metal bonded assemblies utilizing aluminum honeycomb, foam and other core and skin materials. Alcore manufactures aluminum honeycomb products with a variety of strengths, densities, thicknesses, span lengths, core orientations and contoured shapes for commercial aircraft, aerospace, transportation and construction applications. Markets for the Company's products include the aircraft, defense, transportation, electronics and various industrial industries. The principal executive offices of the Company are located at 1 Garvies Point Road, Glen Cove, New York 11542. The Company's main telephone number is: (516) 671-9000.


                            PROSPECTUS SUMMARY

     The information in this summary is qualified in its entirety by reference to the information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.



                               THE OFFERING


Common Stock offered by the Selling    The Selling Shareholders who are
Shareholders . . .identified under "Selling Shareholders" are registering 6,017,666 shares of
Common Stock.  These shares of Common
Stock were issued by the Company in
various transactions.

Common Stock Issuable upon Exercise The Company is registering 1,596,663 of Warrants currently exercisable . . . shares of Common Stock issuable upon the exercise of outstanding Warrants issued by the Company at various times.
See "Description of Securities."

Common Stock Issuable under theThe Company is registering 1,145,000 terms of a Convertible Noteshares of Common Stock issuable under the terms of a Convertible Note dated
January 17, 1995.  See "Description of
Securities".

Securities Outstanding . . .As of September 18, 1996, 11,396,859 shares of Common Stock, warrants to purchase 1,596,663 shares of Common
Stock, stock options to purchase
641,006 shares of Common Stock, and
1,145,000 shares of Common Stock that
may be issued under a convertible note.

                               RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making an investment decision.

Financing Arrangements

     During December 1995 the Company entered into a new two year $3.5 Million credit facility with Gibraltar Corporation to replace the Company's present line of credit with Fleet Bank. The new facility consists of a $2.75 Million revolving line of credit and a $750 Thousand term loan. The revolving line of credit bears interest at a rate of prime plus 2%, is subject to borrowing base calculations set forth in the credit facility agreement and is collateralized by substantially of the Company's inventory and accounts receivable assets. The term loan bears interest at a rate of prime plus 2%, is amortized over thirty-six months commencing February 1, 1996, and is collateralized by substantially all of the Company's fixed assets. The amortization schedule requires six monthly payments of $30 Thousand, six monthly payments of $25 Thousand, twelve monthly payments of $23 Thousand, eleven monthly payments of $12 Thousand and a final monthly payment of the balance due.

     The availability of credit as of December 31, 1995 based on borrowing base calculations was $835 Thousand. The Company is in full compliance with all credit facility covenants.

     Simultaneous with the Company obtaining the new credit facility in December 1995, the Company entered into an agreement with Fleet Bank to repay the $3.189 Million loan balance by making a one-time payment of $1.961 Million, issuing of a warrant valid for ten years to purchase 500,000 shares of the Company's common stock at 75% of the current market price at the time of exercise, or $1.00 per share, whichever is less, and a payment of $300 Thousand in March 1996.

     Approximately $154 Thousand of the $200 Thousand balance of the bridge loan was repaid in March 1996, with approximately $46,000 converted to equity.

     The Company believes it has sufficient capital resources to operate successfully over the next twelve months. The Company's operating plan for 1996 calls for approximately $700 Thousand in capital improvements and enhancements to equipment and facilities located in New York and Maryland to support increased production, provide environmental process control and continue to meet environmental compliance requirements. The Company believes that operating cash flow adjusted for depreciation will be sufficient to support its capital needs. However, should circumstances arise effecting cash flow or require additional capital expenditures beyond those anticipated by the Company, there can be no assurance that such funds will be available. [See "Forward Looking Statements - Cautionary Factors"]

Dependence on Principal Customers Industry Concentration

     Military business in 1995 represented approximately 29% of the Company's consolidated sales compared to approximately 45% in 1994. With the purchase of the assets of the metal bonded business and consolidation of the fiber reinforced composite businesses into the Glen Cove facility subsequent to December 31, 1994, military sales represent a declining share of the Company's total sales. Aerospace and aircraft business represented approximately 55% of 1995 consolidated sales, with industrial, transportation and construction representing the remaining 16%. Aerospace and aircraft are projected to represent increasing percentages of the Company's sales in future years due to the addition of the metal bonded business. Industrial, transportation and construction are also expected to represent increasing percentages of the Company's sales due primarily to diversification of honeycomb sales into these markets.



     The backlog as of December 31, 1995 was $13.6 Million compared to $8.3 Million as of the end of 1994, subsequently increased to $18.4 Million as of August 31, 1996. Approximately $5.3 Million of backlog as of August 31, 1996 is anticipated to be released for shipment within the remaining portion of fiscal 1996, as compared to $4.9 Million that was released for shipment during the same period in 1995.

     In 1995 the Company had one (1) identified customer who represented greater than 10% of sales. The customer is :

U.S. Government          $1,783,949          (12.1%)

     In 1994 the Company had two (2) identified customers who represented greater than 10% of sales. They were:

        Raytheon            $2,054,000          (13.5%)
        U.S. Government     $1,793,000          (11.8%)

     The Company believes the loss of any of its principal customers could have a materially adverse effect on the Company's business. Each of the Company's prime contracts with an agency of the U. S. Government is terminable by that agency without cause after having paid normal cancellation and termination claims as authorized in the terminated contract. In the event of termination by a U. S. Government agency of a prime contract for which the Company is a subcontractor, the prime contractor can, in turn, terminate the subcontract with the Company again subject to payment of termination claims. [See "Forward Looking Statements - Cautionary Factors"]

Competition

     The market for the Company's products is highly competitive. The Company competes with a number of companies engaged in supplying honeycomb and composite materials, a few of which possess substantially greater financial, marketing, personnel and other resources than the Company. The Company competes on the basis of price, quality, timely delivery and the ability to manufacture products to very exacting specifications. There can be no assurance that the Company will be able to compete successfully in the future. [See "Forward Looking Statements - Cautionary Factors"]

Personnel and Marketing Capabilities

     The Company's growth prospects will be largely dependent upon the Company' s ability to achieve greater penetration of the commercial markets for its composites and honeycomb products. Achieving market penetration will require significant efforts and resources by the Company to create awareness of and demand for the Company's services and products. The Company has limited marketing capabilities and resources. To date, substantially all of the Company's marketing activities have been conducted by sales representatives and members of management. Accordingly, the Company's ability to build its client base will be limited by the resources devoted to marketing its products and services and will be dependent on the efforts of marketing and executive personnel. [See "Forward Looking Statements - Cautionary Factors"]

Expansion Risks

     There can be no assurance that the Company will be able to expand its operations successfully. Expansion of the Company's operations will be dependent on, among other things, its ability to obtain new contracts for composite and honeycomb materials (through competitive bidding or otherwise), retain skilled management and other personnel, secure adequate sources of supply on commercially reasonable terms, successfully manage growth and the availability of adequate financing. The Company may also seek to expand its operations through acquisitions. As of the date of this Prospectus, the Company has no agreements, understandings or commitments and is not engaged in any significant negotiations relating to any potential acquisitions. There can be no assurance that the Company will effect any acquisition or that if the Company is able to effect any acquisitions that it will be able to successfully integrate into its operations any newly acquired business. [See "Forward Looking Statements - Cautionary Factors"]

No Dividends.

     The Company has paid no cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Under the terms of a forbearance agreement between the Company and its bank, the company is prohibited from making any dividend, distribution, redemption or other transfer to holders of its Common Stock until the Company's indebtedness to its bank has been satisfied.

Volatility: Price of Common Stock

     The market price of the Company's Common Stock has been, and may in the future be, highly volatile. Factors such as the Company's operating results, prospects for the Company's products or services or developments at the Company's competitors as well as changes in the defense and aircraft industry could have a significant impact on the market price of the Company's Common Stock. Further, in recent years, the securities markets have experienced a high level of price and volume volatility and the market price of securities for many companies, particularly emerging growth companies, have experienced wide fluctuations which have not been necessarily related to the operating performance of such companies.


Lack of Patent Protection

     The Company relies on proprietary know-how and trade secrets and employs various methods to protect such know-how and trade secrets, which include confidentiality agreements with its employees. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or trade secrets. The patents for the Company's phosphoric acid anodized core aluminum honeycomb products expired in 1994. The Company does not believe the expiration of such patents will have a material adverse effect on its business.

Registration Rights and Shares Eligible for Future Sale

     No prediction can be made as to the effect that sales of the previously restricted shares or shares currently exercisable pursuant to outstanding warrants or options may have on the prevailing market prices of the Company's Common Stock. Sales of substantial amounts of Common Stock in the public markets could adversely affect prevailing market prices and could impair the Company's ability to raise additional capital through its sale of equity securities.

     On March 31, 1994, the Company consummated the sale of 2,400,000 unregistered shares of its Common Stock for $.60 per share. Pursuant to the terms of such offering, the holders of a majority of such shares and the shares underlying the Selling Agents' Warrants, commencing July 1, 1994, can demand that the Company file a registration statement with respect to such shares under certain conditions.

     On March 21, 1996, the Company consummated the sale of 3,500,000 unregistered shares of its Common Stock for $.40 per share. Pursuant to the terms of such offering, the holders of a majority of such shares and the shares underlying the Selling Agents' Warrants, following the filing of the Company's Annual Report (Form 10-KSB) for the Company's fiscal year ended December 31, 1995 and the Company's Quarterly Report (Form 10-QSB) for the Company's fiscal quarter ended March 31, 1996 with the Securities and Exchange Commission, can demand that the Company file a registration statement with respect to such shares under certain conditions.

Forward Looking Statements - Cautionary Factors

     Except for the historical information and statements contained in this Report, the matters and items set forth in this Report are forward looking statements that involve uncertainties and risks some of which are discussed at appropriate points in the Report and are also summarized as follows:

1.  The U.S. Government is a significant customer of the Company representing
12.1 percent of its revenue. With the continuing pressure to reduce government spending, in addition to the world-wide political climate creating an environment of less visible military threats to the United States, the de-emphasis in military spending is expected to continue. This could potentially have a material adverse effect on future projects upon which the Company's backlog is based, and upon programs the Company is pursuing.


2. Continued consolidation of major aerospace companies could result in program cancellations as well as increased demand for price concessions. This together with increased competition for available business could translate into downward pressure on gross margins with resulting lower overall profit margins.

3. Vendor prices for production materials such as aluminum foil, resins, liquid and film adhesives, reinforcing fiber materials and other materials and supplies could increase as demand for aircraft parts and assemblies increase to match higher build rates for commercial aircraft. Higher material prices and demand for lower aircraft part and assembly prices could place increasing pressure on the Company's operating margins and net income.


                              USE OF PROCEEDS

     If all of the Directors' Warrants, the Selling Agent Warrants, the Lender Warrants, and the Miscellaneous Warrants, as such terms are defined under "Description of Securities", were exercised, the Company would receive gross proceeds of approximately $206,100, $353,395, $456,250 and $10,000, respectively. Although the present market is above the exercise price for a substantial portion of the warrants being registered in this Registration Statement, there can be no assurance that any of these warrants will be exercised. The Company will use any proceeds received from the exercise of these warrants for working capital and to repay outstanding indebtedness. The above applications reflect management's current plans and may be changed to reflect various factors.

     The Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock offered hereby.


                             CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto incorporated by reference herein.

Long-term debt (including current portion)....................... $ 4,100,094

Stockholders Equity

Common Stock, $.01 par value, 20,000,000
shares authorized, 11,346,999 shares issued and
outstanding (1).................................................. $   113,470
Additional paid-in capital....................................... $13,840,328

Accumulated deficit.............................................. $(3,686,104)
Treasury Stock at cost........................................... $      (337)
     Total Stockholders Equity................................... $10,267,357


     Total Capitalization.........................................$14,367,451
_____________________
(1) The Company currently has outstanding warrants to purchase an aggregate of 1,596,663 shares of Common Stock all of which currently is exercisable. The exercise price of such warrants range from $.40 to $4.37 per share.
(2) The Company currently has outstanding stock options to purchase an aggregate of 641,006 shares of Common Stock of the Company. Not all stock options are presently exercisable.
(3) The Company has issued a convertible note that may be converted into 1,145,000 shares of common stock.

                           SELLING SHAREHOLDERS

     The following table shows the names of the Selling shareholders and the number of Shares being offered by them:

Number of Shares Owned
Selling ShareholderAnd Being Offered
- -------------------                             ----------------------

Penfield Partners, L.P.                                300,000
Special Situations Cayman Fund                          51,000
Special Situations Fund III, L.P.                      186,000
Cook & Cie, S.A.                                     1,657,000
Grange Nominees Limited                                760,000
Coges Corraterie Gestion S.A.                          100,000
Steven Simon                                            50,000
Warren H. Haber                                         80,000
Hoenig Group, Inc.                                      50,000
Daniel Abraham                                         900,000
Allen & Co., Inc.                                      900,000
The Nunzio P. And Sherolyn K. DeSantis Trust           250,000
Joseph D'Andrea                                         50,000
Zita M. Sheehan - Trust                                 50,000
Joseph E. Sheehan III - Trust                           50,000
Bernard Grill                                          100,000
Joseph E. Sheehan & Co., Inc.                          110,000
Joseph E. Sheehan                                       70,000
Mark B. Senders Retirement Plan                         33,333
Jonas Aircraft and Arms Pension Plan and Trust         105,833
Lawrence M. Pohly                                       57,000
Alan Baldwin                                            52,500
Infoanalysis                                            20,000
Roger Favale                                            10,000
Robert Spitalnick                                       10,000
Diserio, Martin, O'Connor & Castiglioni                 15,000
     ---------
     Total                                           6,017,666


     Substantially all of the Shares being offered by the Selling Shareholders were acquired by them from the Company in private placements pursuant to individual subscription agreements entered into on March 31, 1994 and March 21, 1996, were acquired by a Selling Shareholder in exchange for a debt obligation and/or interest from a debt obligation owed by the Company, or were paid to the Selling Shareholder in lieu of fees for services rendered to the Company. In the subscription agreements relating to the private placements arranged by J.E. Sheehan & Company, Inc., the Company granted registration rights to the purchasers conditioned upon the holders of at least a majority of the Shares sold in such private placement requesting such registration. In all other cases, the Company agreed to use its best efforts to include their shares in any registration statement filed by the Company. The Company also agreed to bear all expenses (other than commissions and discounts of underwriters, dealers or agents) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Manner of Distribution."

     The Selling Shareholders have requested that the Company use its best efforts to effectuate a registration of such shares for resale under the Securities Act. In the light of this request and in accordance with the subscription agreements, the Company has filed with the Securities and Exchange Commission this Registration Statement with respect to the resale of the Shares from time to time in the over-the-counter market and/or in privately negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all of the Shares offered hereby have been sold pursuant thereto. This Prospectus forms a part of the Registration Statement.

     Except for the individuals and/or entities listed below, none of the Selling Shareholders has held any position or office or has any other material relationship in the past three years with the Company.

Selling Shareholders' Relationships with the Company

     J.E. Sheehan & Company, Inc. has, since January 29, 1992, served as the Company's investment banker, and has loaned the Company funds from time to time.
     Cooke & Cie, SA ("Cooke") has loaned the Company money from time to time. Presently total indebtedness by the Company owed to Cooke amounts to $360,000.
     Warren H. Haber is a member of the Board of Directors of the Company. Bernard Grill is the controlling shareholder of Grill Leasing, Inc., the
Company's landlord in Glen Cove, New York. Additionally, the Company is indebted to Mr. Grill under a promissory note dated January 16, 1995 with an initial balance of $608,762.
     Mark B. Senders Retirement Plan and Jonas Aircraft and Arms Pension Plan and Trust were both bridge lenders which converted all or part of the bridge loan to common stock.
     Lawrence M. Pohly and Diserio, Martin, O'Connor & Castiglioni, both previously served as outside corporate counsel to the Company and exchanged for common stock the monies owed by the Company to them for professional services previously rendered.
     Alan Baldwin is Chairman of the Board and Chief Executive Officer of the Company. Mr. Baldwin exchanged for common stock, $21,000 due him from the Company for moving expenses, and received the balance, $35,000, in cash.
     Infoanalysis, Roger Favale and Robert Spitalnick all provided financial advisory services to the Company and received payment for these services, amounting to $10,000, $30,000 and $30,000, respectively, in addition to receiving 20,000, 10,000, and 10,000 shares, respectively, for further payment of such services.

                          MANNER OF DISTRIBUTION

     The Selling Shareholders may sell the Shares through broker-dealers, agents, or directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions in the over-the-counter market or in transactions otherwise than in the over-the-counter market including privately negotiated transactions. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions may or may not exceed those customary in the type of transactions involved). J.E. Sheehan & Company, Inc. may act as broker-dealer on behalf of one or more of the Selling Shareholders in connection with the offering of certain and/or all of the Shares by Selling Shareholders. The Selling Shareholders and any broker-dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commission received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders have agreed to indemnify the Company, its officers, directors and controlling persons for any labilities under the Securities Act insofar as such liabilities result from any untrue statement or omission in the Registration Statement in reliance on information provided to the Company in writing by the Selling Shareholders specifically for use in the Registration Statement.

     In order to comply with certain states' securities laws, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Shares may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Pursuant to the terms of the subscription agreements, the Company intends to use its best efforts to register or qualify the Shares for resale or to seek an exemption from registration or qualification in any state required in order to facilitate as to a particular sale, the resale of the Shares by the Selling Shareholders.


                         DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value per share. On September 18, 1996, there were issued and outstanding 11,396,859 shares of Common Stock. The general terms governing the Common Stock being registered are summarized below.

Common Stock

     The Shares being offered pursuant to this Prospectus are 6,017,666 shares of the Company's Common Stock, par value $.01 per share. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all the directors then standing for election, if they choose to do so. The holders of Common Stock are entitled to share ratably in such dividends as may be declared on shares of Commons Stock from time to time by the Board of Directors in its discretion from funds legally available therefor. The holders of shares of Common Stock are entitled to share pro rata in distributions to shareholders upon liquidation of the Company. Holders of shares of Common Stock have no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares.

Directors' Warrants

     In order to compensate its non-employee Directors, the Company has, from time to time, granted warrants to certain of its non-employee Directors ("Directors' Warrants"). The Directors' Warrants are exercisable for 10 years after grant. On June 15, 1989 Directors' Warrants for 10,000 shares at $1.50 per share were granted to each of four non-employee Directors. On June 30, 1991 Directors' Warrants covering 10,000 shares were granted to one non-employee Director at an exercise price of $1.50 per share. On March 17, 1993, warrants covering 30,000 shares of Common Stock in the aggregate exercisable at $4.37 per share were granted to three non-employee Directors. There are a total of 80,000 shares of Common Stock covered by Directors' Warrants at prices ranging from $1.50 per share to $4.37 per share. Upon exercise of the Directors' Warrants, the difference between the market value of the Common Stock and the Directors' Warrants exercise price is taxable as ordinary income and that amount is generally deductible by the Company in that year. The Company is registering 80,000 shares of common stock in this Registration Statement that are issuable upon the exercise of these Directors' Warrants.

Selling Agents' Warrants

     In January, 1992, the Company completed a private placement of 800,000 units. J.E. Sheehan & Company, Inc. acted as the Company's exclusive selling agent in connection with this placement and was given a warrant dated January 31, 1992 to purchase 80,000 shares of the Company's common stock at $5.00 per share exercisable through January 31, 1997. The shares to be issued upon exercise of the warrant are subject to "piggyback" registration rights. These shares are to be included in any registration statement which the Company may file. This warrant is assignable. J.E. Sheehan & Company, Inc. transferred its rights to 40,000 units to three persons who assisted in the January, 1992 private placement. The warrant contains anti-dilution provisions providing for adjustment in the exercise price and of the number of shares to be received upon exercise if the Company issues any of its shares of Common Stock for consideration of less than $5.00 per share. This warrant has been adjusted to reflect subsequent offerings to a total of 440,363 shares exercisable at $.40 per share.

     In connection with a private placement of 2,400,000 shares of Common
Stock of the Company for $.60 per share which was consummated on March 31, 1994, the Company issued to J.E. Sheehan & Company, as selling agent, warrants to acquire 192,000 shares of Common stock for $.70 per share, exercisable for a period of 57 months commencing ninety-one days after the closing of such offering. The shares to be issued upon exercise of such warrants are subject to certain demand and piggy-back registration rights and the warrants contain anti-dilution provisions providing certain adjustments in the exercise price and the number of shares to be received upon exercise in the event of subsequent sales of stock by the Company below the initial Warrant exercise price. This warrant has been adjusted to reflect subsequent offerings to a total of 268,800 shares exercisable at $.40 per share.

     In connection with a private placement of 3,500,000 shares of Common
Stock of the Company for $.40 per share which was consummated on March 21, 1996, the Company issued to J.E. Sheehan & Company, as selling agent, warrants to acquire 175,000 shares of Common stock for $.40 per share, exercisable for a period of five years from the date of the closing of such offering.

The shares to be issued upon exercise of such warrants are subject to certain demand and piggy-back registration rights and the warrants contain anti-dilution provisions providing certain adjustments in the exercise price and the number of shares to be received upon exercise in the event of subsequent sales of stock by the Company below the initial Warrant exercise price.

     The Company is registering 884,163 shares of common stock in this Registration Statement that are issuable upon the exercise of these Selling Agents' Warrants.

Lenders' Warrants

     On September 12, 1995 the Company borrowed $300 Thousand from four individual lenders as bridge financing until the restructuring of the Company's primary credit facility was completed. These bridge lenders received, in total, the right to purchase up to 135,000 shares of the Company's Common Stock at $.50 per share for a term of five years. One warrant holder has already exercised his warrant and has purchased 22,500 shares of the Company's Common Stock. Warrants to purchase up to 112,500 shares of the Company's Common Stock remain outstanding. The shares to be issued upon the exercise of such warrants are subject to certain piggy-back registration rights.

     On December 28, 1995, the Company refinanced its credit facility with a new lender, and paid off, in part, its previous lender, Fleet National Bank of Connecticut (f/k/a Shawmut Bank) ("Fleet Bank"), by paying a discounted amount of its outstanding debt obligations and issuing warrants for the benefit of Fleet to purchase 400,000 shares of the Company's Common Stock at 75 percent of the fair market price, or $1.00, whichever is less, for a period of ten years. Additionally, on March 21, 1996, the Company retired the remaining $500,000 obligation to Fleet Bank, by paying a discounted payment of $300,000 and issuing a warrant to Fleet Bank to purchase an additional 100,000 shares of the Company's Common Stock at 75 percent of the fair market price, or $1.00, whichever is less, for a period of ten years.

     The Company is registering 612,500 shares of common stock in this Registration Statement that are issuable upon the exercise of these Lenders' Warrants.

Miscellaneous Warrants

     On August 1, 1995, the Company issued its outside corporate counsel, Muenz & Meritz, P.C., a warrant to purchase 20,000 shares of the Company's common stock at $.50 with a five year term, as additional consideration for the legal services provided to the Company. The shares to be issued upon the exercise of such warrants are subject to certain piggy-back registration rights. The Company is registering 20,000 shares of common stock in this Registration Statement that are issuable upon the exercise of these Miscellaneous Warrants.

Convertible Note

     On January 17, 1995, the Company borrowed $360,000 from Cook & Cie, S.A. for a term of two years with an annual interest rate of 10 percent (the "Note"). This Note may be converted, at the option of the holder, at any time during the term of this Note at the conversion rate of one share for each $.60 of principal so converted. However, pursuant to an agreement dated February 21, 1996 between the Company and J.E. Sheehan & Co.,Inc., the Company's investment banking firm, the Company agreed to reprice the conversion rate under this Note to the offering price of the private placement of the Company's common stock that closed on March 21, 1996, $.40. Therefore, at the present conversion rate, this Note would be fully converted to 900,000 shares of common stock.

     The Note also provides for a semi-annual interest payment in common stock of the Company to made on the expiration date of this Note by using the lesser price of $.40 or market. Therefore, the maximum number of shares that may be issued for this interest payment will amount to 45,000 shares. Additionally, should the holder not convert this Note into common stock and the Company not pay the full principal amount due under this Note on the expiration date, then the Company shall pay the holder default interest of 200,000 shares of the Company's common stock, in addition to the principal payment. All shares to issued to the holder of this Note as interest, default interest, or converted principal, are required to be duly registered under the Securities Act of 1933, as amended.

     The foregoing is a summary of the principal terms of the Directors' Warrants, the Selling Agents' Warrants, the Lenders' Warrants, the Miscellaneous Warrants and the Convertible Note and does not purport to be a complete statement of the terms and conditions of such documents, forms of which are available from the Company and the Commission as exhibits to the Registration Statement of which this Prospectus forms a part. [See "Available Information."]


                              LEGAL MATTERS

     In connection with this Registration Statement, the validity of the shares being registered will be passed upon for the Company by Muenz & Meritz, P.C., Dix Hills, New York. Muenz & Meritz, P.C. currently holds a warrant to purchase 20,000 shares of Common Stock of the Company.


                                  EXPERTS

     The consolidated balance sheet of the Company as of December 31, 1995 and the consolidated statement of operations, stockholder's equity and cash flows for each of the two years for the periods ended December 31, 1995 and 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-KSB for the period ended December 31, 1995, have been incorporated herein in reliance on the report of Cooper & Lybrand, LLP., given on the authority of that Firm as experts in accounting and auditing.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     A reasonable estimate of the costs to be incurred in connection with this Registration Statement and Prospectus, to be borne entirely by the Registrant, is as follows:

Securities and Exchange Commission Registration Fee  . . . . . . .  $ 2,723
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .  $ 5,000
Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .  $ 5,000
Printing and Publication . . . . . . . . . . . . . . . . . . . . .  $   500
Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .  $     0

TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$13,223


Item 15.  Indemnification of Officers and Directors

     The Delaware General Corporation law, under which the Company is organized, permits the certificate of incorporation to provide that a director's personal monetary liability for damages to the corporation or its shareholders for violations of a director's fiduciary duty of care can be limited or eliminated. However, the law does not permit limitation or elimination of a director's monetary liability if the director's breach of fiduciary duty arises from a breach of duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an unlawful payment of dividends, an unlawful stock purchase or redemption or transactions from which the director derived an improper personal benefit. A provision in the certificate of incorporation so limiting or eliminating director liability eliminates liability only for a director acting as a director, not as an officer, and does not alter or eliminate a director's duty of care, but merely eliminates monetary liability occasioned by violations of that duty. Such a provision would not permit limitation of liability arising under other laws or regulations, such as federal securities laws, or from acts or omissions which occurred prior to the time the provision was lawfully placed in the corporation's Certificate of Incorporation. Moreover, such a provision would not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care, and would not preclude or limit recovery of damages in litigation instituted by third parties.

     Delaware law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them provided that such individual (the "indemnitee") is determined to have acted in good faith and for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful. The Delaware statute contemplates that the determination of whether the indemnitee is entitled to indemnification is to be made in the specific case by a majority of a quorum of the "disinterested" directors, by independent legal counsel or by the shareholders, unless otherwise determined by a court of competent jurisdiction.

     Under Delaware law, there is a right of mandatory indemnification to the extent that an indemnitee is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. Thus, Delaware law permits partial indemnification in the event that an indemnitee is partially successful in defending an action brought against him. Delaware law allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. The provisions of Delaware law limiting directors' liability and/or providing for directors' and officers' indemnification as recited above are incorporated in the Company's Certificate of Incorporation and Bylaws.

     The form of the subscription agreements filed as Exhibits 10.9 and 10.35 to this Registration Statement provide for the indemnification of the Company, its directors and officers, and any controlling person of the Company (within the meaning of the Securities Act of 1933) by each Selling Shareholder against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or Preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished by such Selling Shareholder. The obligation to indemnify is several, not joint and several, among the Selling Shareholders and the liability of each Selling Shareholder is in proportion to and limited to the net amount received by each Selling Shareholder from the sale of the Shares pursuant to this Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 16.  Exhibits

Exhibit
3.1 Certificate of Incorporation - incorporated by reference to the Registrant's Form 10-K for the year ending December 31, 1992


3.2 By-Laws - incorporated by reference to the Registrant's Form 10-K for the year ending
       December 31, 1991

5.1    Legal opinion of Muenz & Meritz, P.C.

10.1 Lease covering the Newtown, Connecticut Plant - incorporated by reference to the Registrant's
       Form 10-K for the year ending December 31, 1992

10.2 Lease covering the Danbury, Connecticut Plant - incorporated by reference to the Registrant's Form
       10-K for the year ending December 31, 1992

10.3 Lease covering the Jessup, Maryland Plant - incorporated by reference to the Registrant's
       Form 10-K for the year ending December 31, 1992

10.4 Stock Purchase Agreement for the sale of Norfield Corporation to Edwin F. Phelps, Jr.
       dated March 10, 1994 - incorporated by
       reference to the Registrant's Report on Form
       8-K dated March 10, 1994

10.5   Technology Royalty Agreement between the
       Company and Norfield Corporation dated
       March 10, 1994 - incorporated by reference to the Registrant's Report on Form 8-K dated
       March 10, 1994

10.6 Employment Resignation Agreement between the Company and Edwin F. Phelps, Jr. dated
       March 10, 1994 - incorporated by reference to the Registrant's Report on Form 8-K dated
       March 10, 1994

10.7 Forbearance Agreement between the Company and Shawmut Bank Connecticut, N.A. dated
       March 11, 1994 - incorporated by reference to the Registrant's Report on Form 8-K dated
       March 10, 1994

10.8 Commitment letter between the Company and J.E. Sheehan & Company, Inc. dated March 16,
       1994 - incorporated by reference to the
       Registrant's Report on Form 8-K dated March 10, 1994

10.9 Form of Subscription Agreement pertaining to the issuance of 2,400,000 shares at $.60 per share dated March 31, 1994, incorporated by reference to the Registrant's report on Form
       10-Q/A Amendment 1, for the period ended
       March 31, 1994.

10.10 Grant of Warrant for the purchase of 192,000 shares of the common stock of the Registrant at $.70 per share to J.E. Sheehan & Company,
       Inc. Dated March 31, 1994, incorporated by reference to the Registrant's report on Form
       10-Q/A Amendment 1, for the period ended
       March 31, 1994.

10.11     Asset Purchase Agreement between Lunn
       Industries, Inc., Limco Manufacturing Corp-oration and Alcore, Inc. dated December

       12, 1994., incorporated by reference and previously filed as Exhibit 10.1 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.12     Promissory Note dated January 16, 1995
       Payable to the order of Limco Manufacturing
       Corporation in the amount of $608,762,
       incorporated by reference and previously filed as Exhibit 10.2 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.13     Promissory Note dated January 17, 1995
       payable to the order of Limco Manufacturing
       Corporation in the amount of $96,238, incorporated by reference and previously filed as Exhibit 10.3 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.14 Guaranty Agreement dated January 17, 1995 between Alcore, Inc. And Limco Manufacturing
       Corporation, incorporated by reference and previously filed as Exhibit 10.4 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.15     Subordination Agreement dated January 17,
       1995 by and among TAT Technologies, Ltd.,
       Limco Manufacturing Corporation and Lunn
       Industries, Inc., incorporated by reference and previously filed as Exhibit 10.5 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.16     Assignment and Assumption of Obligations

       Agreement dated January 17, 1995 between
       Limco Manufacturing Corporation and Lunn
       Industries, Inc, incorporated by reference and previously filed as Exhibit 10.6 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.17     Amendment dated January 17, 1995 to the
       Asset Purchase Agreement by and among Lunn
       Industries, Inc., Limco Manufacturing Corporation and Alcore, Inc. dated December 12, 1994, incorporated by reference and previously filed as Exhibit 10.7 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.18     Loan Agreement dated January 17, 1995 between
       Lunn Industries, Inc. and Cook and Cie, S.A.,
        incorporated by reference and previously filed as Exhibit 10.8 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.19 Promissory note dated January 17, 1995 payable to the order of Cook & Cie, S.A. in the amount of
       $360,000, incorporated by reference and previously filed as Exhibit 10.9 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.20 Promissory note dated January 17, 1995 payable to the order of J.E. Sheehan & Company, Inc. in the Amount of $100,000, incorporated by reference and previously filed as Exhibit 10.10 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.21 Letter dated January 10, 1995 subordinating the Commercial Revolving Loan, Term Loan and Security Agreement dated
       May 21, 1993 with Shawmut Bank, Connecticut, N.A. to the $100,000 promissory note payable to the order of J.E. Sheehan & Company dated January 17, 1995, incorporated by reference and previously filed as Exhibit 10.11 to the Registrant's report on Form 10-QSB for the period ended
  March 31, 1995.

10.22 Lease for the Company's headquarters located in Glen Cove, New York dated January 1, 1995 between Grill Leasing Corp.
       and Lunn Industries, Inc., incorporated by reference and previously filed as Exhibit 10.12 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.23     Moratorium Agreement dated February 24, 1995 between
       Grill Leasing Corp. and Lunn Industries, Inc., incorporated by reference and previously filed as Exhibit 10.13 to the Registrant's report on Form 10-QSB for the period ended
       March 31, 1995.

10.24 Agreement effective July 19, 1995, between the Company and J.E. Sheehan & Company extending the maturity date of note held by J.E. Sheehan & Company, incorporated by reference and previously filed as Exhibit 10.1 to the Registrant's report on Form 10-QSB for the period ended September 30, 1995.

10.25 Promissory Note dated December 28, 1995 payable to the order of Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.25 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.26     Security Agreement dated December 28, 1995 between the
       Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.26 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.27 Rider to the Financing Agreement dated December 28, 1995 between the Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.27 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.28     Financing Agreement dated December 28, 1995 between the
       Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.28 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.29     Security Agreement dated December 28, 1995 between the
  Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.29 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.30     Amended and Restated Commercial Revolving Loan, Term
       Loan and Security Agreement dated December 28, 1995, by and among the Company, Alcore, Inc., and Fleet National
       Bank of Connecticut, incorporated by reference and previously filed as Exhibit 10.30 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.31     Amended and Restated Subordinated Term Note date
       December 28, 1995 payable to the order of Fleet
       National Bank of Connecticut, incorporated by reference and previously filed as Exhibit 10.31 to the

       Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.32     Warrant dated December 28, 1995 issued to Fleet
       National Bank of Connecticut, incorporated by reference and previously filed as Exhibit 10.32 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.33 Engagement letter dated February 21, 1996 between the Company and J.E. Sheehan & Co., Inc. for the placement of
       3.5 million shares of the Company's common stock in a private placement, incorporated by reference and previously filed as Exhibit 10.1 to the Registrant's report on Form 10-QSB for the period ended March 31, 1996.

10.34 Warrant dated March 21, 1996 for right to purchase 175,000 shares of the Company's common stock at $.40 per share, issued to J.E. Sheehan & Co., Inc. for fee related to the private placement of the Company's common stock, incorporated by reference and previously filed as Exhibit 10.2 to the Registrant's report on Form 10-QSB for the period ended March 31, 1996.

10.35 Form of Subscription Agreement dated March 21, 1996 for private placement of 3.5 million shares of the Company's common stock at $.40 per share, incorporated by reference and previously filed as Exhibit 10.3 to the Registrant's report on Form 10-QSB for the period ended March 31, 1996.

13.1 Form 10-QSB for the period ended March 31, 1995, previously filed with the Commission, is herein incorporated by reference.

13.2 Form 10-QSB for the period ended June 30, 1995, previously filed with the Commission, is herein incorporated by reference.

13.3 Form 10-QSB for the period ended September 30, 1995, previously filed with the Commission, is herein incorporated by reference.

13.4 Form 10-QSB for the period ended March 31, 1996, previously filed with the Commission, is herein incorporated by reference.

13.5 Form 10-QSB for the period ended June 30, 1996, previously filed with the Commission, is herein incorporated by reference.


13.6 1995 Annual Report to Shareholders previously filed with the Commission, and is herein incorporated by reference.

21 List of Registrant's subsidiaries previously filed with the Commission in the Annual Report on Form 10-K/A Amendment 1
  for the fiscal year ended December 31, 1993, is herein incorporated by reference

23.1   Consent of Muenz & Meritz, P.C. included in Exhibit 5.1

23.2   Consent of Coopers & Lybrand, LLP.

Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are made, a post-effective amendment of this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
      Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(i) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14A-3 or Rule 14C-3 under the Securities Exchange Act of 1934 and further, hereby undertakes to deliver or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report of the Registrant that is specifically incorporated by reference in the Prospectus to provide interim financial information required to be represented by Article 3 of Regulation S-X.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, or otherwise, the Securities and Exchange Commission has informed the Registrant that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, office or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Cove, the State of New York on September 27, 1996

LUNN INDUSTRIES, INC.

By:  /s/ Alan W. Baldwin                               September 27, 1996
     -------------------       ------------------
     Alan W. Baldwin                                   Date
     Chairman of the Board and,
     Chief Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/ Alan W. Baldwin                               September 27, 1996
     -------------------                               ------------------
     Alan W. Baldwin                                   Date
     Chairman of the Board and,
     Chief Executive Officer and Director

By:  /s/ Lawrence Schwartz                             September 27, 1996
     ---------------------       ------------------
     Lawrence Schwartz                                 Date
     Vice President, Secretary
     and Chief Financial and
     Accounting Officer

By:  /s/ Warren H. Haber                               September 27, 1996
     -------------------       ------------------
     Warren H. Haber                                   Date
     Director

By:  /s/ John F. Menzel                                September 27, 1996
     ------------------       ------------------
     John F. Menzel                                    Date
     Director

By:  /s/ John Simon                                    September 27, 1996
     --------------       ------------------
     John Simon                                        Date
     Director

By:  /s/ William R. Lewis                              September 27, 1996
     --------------------                              ------------------

     William R. Lewis                                  Date
     Director

                            Index of Exhibits

Exhibit

3.1 Certificate of Incorporation--incorporated by reference to the Registrant's Form 10-K for the year ending December 31, 1992

3.2 By-Laws--incorporated by reference to the Registrant's Form 10-K for the year ending
     December 31, 1991

5.1  Legal opinion of Muenz & Meritz, P.C.

10.1 Lease covering the Newtown, Connecticut Plant-- incorporated by reference to the Registrant's
     Form 10-K for the year ending December 31, 1992

10.2 Lease covering the Danbury, Connecticut Plant-- incorporated by reference to the Registrant's Form
     10-K for the year ending December 31, 1992

10.3 Lease covering the Jessup, Maryland Plant--
     incorporated by reference to the Registrant's
     Form 10-K for the year ending December 31,
     1992

10.4 Stock Purchase Agreement for the sale of Norfield Corporation to Edwin F. Phelps, Jr.
     dated March 10, 1994--incorporated by
     reference to the Registrant's Report on Form
     8-K dated March 10, 1994

10.5 Technology Royalty Agreement between the
     Company and Norfield Corporation dated
     March 10, 1994--incorporated by reference to the Registrant's Report on Form 8-K dated
     March 10, 1994

10.6 Employment Resignation Agreement between the Company and Edwin F. Phelps, Jr. dated
     March 10, 1994--incorporated by reference to the Registrant's Report on Form 8-K dated
     March 10, 1994

10.7 Forbearance Agreement between the Company and Shawmut Bank Connecticut, N.A. dated
     March 11, 1994--incorporated by reference to the Registrant's Report on Form 8-K dated
     March 10, 1994

10.8 Commitment letter between the Company and

     J.E. Sheehan & Company, Inc. dated March 16,
     1994--incorporated by reference to the
     Registrant's Report on Form 8-K dated March
     10, 1994

10.9 Form of Subscription Agreement pertaining to the issuance of 2,400,000 shares at $.60 per share dated March 31, 1994, incorporated by reference to the Registrant's report on Form
      10-Q/A Amendment 1, for the period ended
      March 31, 1994.

10.10 Grant of Warrant for the purchase of 192,000 shares of the common stock of the Registrant at $.70 per share to J.E. Sheehan & Company,
      Inc. Dated March 31, 1994, incorporated by reference to the Registrant's report on Form
      10-Q/A Amendment 1, for the period ended
      March 31, 1994.

10.11 Asset Purchase Agreement between Lunn
      Industries, Inc., Limco Manufacturing Corp-oration and Alcore, Inc. dated December
      12, 1994., incorporated by reference and previously filed as Exhibit 10.1 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.12 Promissory Note dated January 16, 1995
      Payable to the order of Limco Manufacturing
      Corporation in the amount of $608,762,
      incorporated by reference and previously filed as Exhibit 10.2 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.13 Promissory Note dated January 17, 1995 payable to the order of Limco Manufacturing
      Corporation in the amount of $96,238, incorporated by reference and previously filed as Exhibit 10.3 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.14 Guaranty Agreement dated January 17, 1995 between Alcore, Inc. And Limco Manufacturing
      Corporation, incorporated by reference and previously filed as Exhibit 10.4 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.15 Subordination Agreement dated January 17,
      1995 by and among TAT Technologies, Ltd.,

      Limco Manufacturing Corporation and Lunn
      Industries, Inc., incorporated by reference and previously filed as Exhibit 10.5 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.16 Assignment and Assumption of Obligations
      Agreement dated January 17, 1995 between
      Limco Manufacturing Corporation and Lunn
      Industries, Inc, incorporated by reference and previously filed as Exhibit 10.6 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.17 Amendment dated January 17, 1995 to the
      Asset Purchase Agreement by and among Lunn
      Industries, Inc., Limco Manufacturing Corporation and Alcore, Inc. dated December 12, 1994, incorporated by reference and previously filed as Exhibit 10.7 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.18 Loan Agreement dated January 17, 1995 between
      Lunn Industries, Inc. and Cook and Cie, S.A., incorporated by reference and previously filed as Exhibit 10.8 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.19 Promissory note dated January 17, 1995 payable to the order of Cook & Cie, S.A. in the amount of $360,000, incorporated by reference and previously filed as Exhibit 10.9 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.20 Promissory note dated January 17, 1995 payable to the order of J.E. Sheehan & Company, Inc. in the Amount of $100,000, incorporated by reference and previously filed as Exhibit 10.10 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.21 Letter dated January 10, 1995 subordinating the Commercial
      Revolving Loan, Term Loan and Security Agreement dated
      May 21, 1993 with Shawmut Bank, Connecticut, N.A. to the $100,000 promissory note payable to the order of J.E.
      Sheehan & Company dated January 17, 1995, incorporated by reference and previously filed as Exhibit 10.11 to the Registrant's report on Form 10-QSB for the period ended March 31, 1995.

10.22 Lease for the Company's headquarters located in Glen Cove, New York dated January 1, 1995 between Grill Leasing Corp.
      and Lunn Industries, Inc., incorporated by reference and previously filed as Exhibit 10.12 to the Registrant's report on

      Form 10-QSB for the period ended March 31, 1995.

10.23 Moratorium Agreement dated February 24, 1995 between
      Grill Leasing Corp. and Lunn Industries, Inc., incorporated by reference and previously filed as Exhibit 10.13 to the Registrant's report on Form 10-QSB for the period ended
      March 31, 1995.

10.24 Agreement effective July 19, 1995, between the Company and J.E. Sheehan & Company extending the maturity date of note held by J.E. Sheehan & Company, incorporated by reference and previously filed as Exhibit 10.1 to the Registrant's report on Form 10-QSB for the period ended September 30, 1995.

10.25 Promissory Note dated December 28, 1995 payable to the order of Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.25 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.26 Security Agreement dated December 28, 1995 between the
      Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.26 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.27 Rider to the Financing Agreement dated December 28, 1995 between the Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.27 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.28 Financing Agreement dated December 28, 1995 between the
      Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.28 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.29 Security Agreement dated December 28, 1995 between the
      Company and Gibraltar Corporation of America, incorporated by reference and previously filed as Exhibit 10.29 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.30 Amended and Restated Commercial Revolving Loan, Term
      Loan and Security Agreement dated December 28, 1995, by and among the Company, Alcore, Inc., and Fleet National
      Bank of Connecticut, incorporated by reference and previously filed as Exhibit 10.30 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.


10.31 Amended and Restated Subordinated Term Note date
      December 28, 1995 payable to the order of Fleet
      National Bank of Connecticut, incorporated by reference and previously filed as Exhibit 10.31 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.32 Warrant dated December 28, 1995 issued to Fleet
      National Bank of Connecticut, incorporated by reference and previously filed as Exhibit 10.32 to the Registrant's report on Form 10-KSB for the fiscal year ended December 31, 1995.

10.33 Engagement letter dated February 21, 1996 between the
      Company and J.E. Sheehan & Co., Inc. for the placement of
      3.5 million shares of the Company's common stock in a private placement, incorporated by reference and previously filed as Exhibit 10.1 to the Registrant's report on Form 10-QSB for the period ended March 31, 1996.

10.34 Warrant dated March 21, 1996 for right to purchase 175,000 shares of the Company's common stock at $.40 per share, issued to J.E. Sheehan & Co., Inc. for fee related to the private placement of the Company's common stock, incorporated by reference and previously filed as Exhibit 10.2 to the Registrant's report on Form 10-QSB for the period ended March 31, 1996.

10.35 Form of Subscription Agreement dated March 21, 1996 for private placement of 3.5 million shares of the Company's common stock at $.40 per share, incorporated by reference and previously filed as Exhibit 10.3 to the Registrant's report on Form 10-QSB for the period ended March 31, 1996.

13.1 Form 10-QSB for the period ended March 31, 1995, previously filed with the Commission, is herein incorporated by reference.

13.2 Form 10-QSB for the period ended June 30, 1995, previously filed with the Commission, is herein incorporated by reference.

13.3 Form 10-QSB for the period ended September 30, 1995, previously filed with the Commission, is herein incorporated by reference.

13.4 Form 10-QSB for the period ended March 31, 1996, previously filed with the Commission, is herein incorporated by reference.


13.5 Form 10-QSB for the period ended June 30, 1996, previously filed with the Commission, is herein incorporated by reference.

13.6 1995 Annual Report to Shareholders previously filed with the Commission, and is herein incorporated by reference.

21 List of Registrant's subsidiaries previously filed with the Commission in the Annual Report on Form 10-K/A Amendment
      1 for the fiscal year ended December 31, 1993, is herein incorporated by reference

23.1  Consent of Muenz & Meritz, P.C. included in Exhibit 5.1

23.2  Consent of Coopers & Lybrand, LLP.